Exhibit 10.1

Visionary Education Technology Holdings Group Inc. 105 Moatfield Dr Unit 1003 North York, ON M3B 0A2 905-739-0593

October 31, 2023

Mr. Charlie Penn,

Due to the Visionary Education Technology Holding Inc. (hereinafter, the “Visionary”) restructuring, the position for COO is no longer in place. We regret to inform you that your employment with Visionary from September 14, 2023, is terminated effective immediately.

Return of Property. Please return all of the Visionary’s property in your possession including company access key as soon as possible.

Confidentiality. Per the Appendix B, Agreement of confidential information and proprietary and property, you agree that you will not at any time disclose any confidential information held by the Visionary to any person other than for the Visionary’s purposes and you will not at any time for your own purposes or for any purposes other than those of the Visionary, disclose any such information you may acquire in relation to the affairs of the Visionary, except as required by law. You will also keep the terms of this letter confidential and will not discuss it with anyone except with members of your immediate family and your lawyer and financial advisor. This confidentiality obligation continues indefinitely as long as information remains confidential.

Non-Disparagement. You agree not to write, say or communicate, in any forum, anything disparaging about the Visionary or its officers, directors, employees or representatives.

Record of Employment In the near future, Visionary will complete your Record of Employment, for Employment Insurance purposes.

We wish you best in all your future endeavors. Should you require reference letter, please let us know.

Please feel free to reach me if you have any question.

Best regards,

/s/ Fan Zhou

Agreed:

/s/ Charlie Penn